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TRICORD SYSTEMS DIVESTS SERVER HARDWARE BUSINESS, FOCUSES ON STORAGE SOFTWARE

PLYMOUTH, MN (August 27, 1999) - Tricord Systems, Inc. (NASDAQ: TRCD) today announced that the company has sold its server hardware business to EFC Systems, Inc. of Nashville, TN.

"EFC welcomes the opportunity to expand our range of service and support offerings to the Tricord server customers", said Ernie Chappell, President of EFC Systems. "We believe that our years of experience with Tricord server products and our exclusive focus on service and support will be the key to long term customer satisfaction," he said.

"This move assures that existing Tricord hardware customers will continue to benefit from high levels of service and support," notes John Mitcham, co-CEO of Tricord. "Moreover, it now allows Tricord to focus entirely on the development and marketing of our unique storage software," he concluded.

EFC Systems has been a Tricord value added reseller and service provider since 1994, offering highly qualified support by Certified Tricord Engineers. Under the terms of the sale of the Tricord server hardware business, EFC Systems acquires the domestic Tricord inventory of service spares and upgrade parts, customer historical data, and the exclusive distribution rights for software drivers and proprietary hardware technologies. EFC will assume existing Tricord service and warranty agreements, and will continue to sell components for the Tricord family of servers, offer "24-by-7" maintenance and support contracts for Tricord servers, and stock service spares and upgrades.

The Company expects to incur a non-cash charge of approximately $200 thousand in the third quarter as a result of this transaction. The Company may receive up to $200 thousand in contingent consideration from EFC, depending on EFC sales between now and the end of 2000.

Tricord Systems, Inc. is a developer of innovative storage technologies for customers seeking convenient, cost-effective solutions for data storage management. Tricord solutions are based on Tricord Storage Management Software
(TSMS) - high performance software that makes storage a shared network resource and is optimized for both current and emerging storage


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architectures. Tricord is based in Plymouth, MN USA. For more information, please call 1-800-TRICORD or 612-557-9005, or visit us at www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties which could impact the Company's future results include, without limitation, the ability of Tricord to complete development and release commercially its storage management software products, the ability of Tricord to sign OEM partners, market acceptance of Tricord-enabled products, the ability of the Company to maintain its cost structure in accordance with its operating plan, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for fiscal 1998.

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Tricord, Tricord Storage Management Software and Network Storage Made Simple are
all trademarks, registered trademarks, or service marks of Tricord Systems, Inc. All other names mentioned are trademarks, registered trademarks, or service marks of their respective companies.

Financial Contact:
John Gribi of Tricord Systems, Inc.
612-551-6402

Media Contact:
John Sweney of Brookwoods Media Group, Inc.
713-934-0529

EFC Systems, Inc. Contact:
Ernie Chappell of EFC Systems, Inc.
615-641-7746
www.efcsystems.com